Exhibit 99.1

News For Immediate Release

DecisionPoint Systems Raises $2.5 Million for Growth of Operations

Foothill Ranch, CA — December 21, 2009– DecisionPoint Systems, Inc. (OTCBB:DNPI), a leading enterprise mobility solutions provider, today announced that it issued $2,500,000 of non-convertible 15% Senior Subordinated Secured Promissory Notes resulting in net proceeds of $2,425,000.  The Notes, with an initial term of 18 months, can be repaid at any time at a premium or extended to November 30, 2011 with monthly amortization payments beginning on March 31, 2010.  The Notes were issued with 1,000,000 warrants exercisable at $0.50 per share, 1,000,000 warrants exercisable at $0.60 per share, and 500,000 shares in DecisionPoint Systems, Inc.’s stock.

Nicholas Toms, Chief Executive Officer of Decisionpoint Systems, stated, "This transaction increases our working capital and will enable us to invest in new products and services and additional resources and marketing activities to support significant recent contract wins, as well as anticipated growth going into 2010.  We have delivered significant increases in profitability over the past year and are positioning ourselves to continue this momentum."

The transaction was led by Genesis Merchant Partners LP, for which Sands Brothers Asset Management LLC serves as investment advisor. Tim Doede, a principal at Genesis Merchant Partners commented, “We are excited by the opportunity to support DecisionPoint as they continue to grow their business.  We believe DecisionPoint’s management has demonstrated the ability to execute their growth strategy and create significant value for investors.”

For more information please visit:
http://www.decisionpt.com/news

About DecisionPoint Systems

DecisionPoint Systems, Inc. (OTCBB: DNPI) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies. For more information on DecisionPoint Systems visit http://www.decisionpt.com/news.

Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Contact:

Laurel Moody
Corporate Profile, LLC
646.810.0608 t